FOR IMMEDIATE RELEASE
CONTACT:          Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS EARNINGS FOR THIRD QUARTER 2009

VISALIA, Calif., October 29, 2009/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced unaudited consolidated net income of $620,000 or $0.20 per diluted share for the quarter ended September 30, 2009, compared to $478,000 or $0.18 per diluted share for the same period of 2008.  For the nine months ended September 30, 2009 the Company’s consolidated net income totaled $1,449,000 or $0.48 per diluted share compared to $1,432,000 or $0.54 per diluted share in the comparable 2008 period.  The Company’s annualized return on average assets for the nine-month periods ended September 30, 2009 and 2008 was .63% and .65%, respectively.  The annualized return on average common equity was 5.34% for the 2009 period compared to 6.55% for the 2008 period.

For the nine-month period, the decrease in diluted earnings per share resulted primarily from dividends paid or accrued on preferred stock issued to the United States Treasury under the Capital Purchase Program as increases in both net interest income of $560,000 and non-interest income of $480,000 were offset by increases in both the provision for loan losses of $800,000 and non-interest expense of $375,000.  The dividends for the three- and nine-month periods ended September 30, 2009 totaled $96,000 and $258,000, respectively, and reduced the amount of net income available to common shareholders.

Third quarter 2009 net income increased by $142,000 over third quarter 2008 net income due to a $365,000 increase in net interest income and $165,000 in gains on sale of securities.  These increases were partially offset by a $200,000 increase in the provision for loan losses. There were no gains or losses recorded from the sale of investment securities during the comparable 2008 period.

“In this difficult economic environment I am pleased to say that our focus on growing the Company in a safe and sound manner is as strong as ever,” stated Don Gilles, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.  “We are entering the fourth quarter with considerable liquidity and capital on our balance sheet, which positions us to take advantage of quality business opportunities and also helps to protect the Company from the volatile economic environment that central California is experiencing.”

Gilles added; “We have experienced relatively low loan losses during this recessionary period.  However, due to the extended duration of the recession, it is possible that an elevated level of loan losses may occur during the next several quarters.  We are monitoring the borrower relationships with identified loss potential very closely.”

Net interest income for the three- and nine-month periods ended September 30, 2009 was $3.4 million and $9.6 million, respectively, compared to $3.0 million and $9.1 million, respectively, for the same periods of the previous year.  The improvement for the 2009 periods was primarily attributable to an increase in average loans.

The Company’s net interest margin for the third quarter of 2009 was 4.44% compared to 4.30% for the third quarter of 2008, an increase of 14 basis points.  The Company’s net interest margins for the nine-month periods ended September 30, 2009 and 2008 were 4.49% for the 2009 period compared to 4.59% for the 2008 period,  a decrease of 10 basis points.  The decrease was primarily the result of the Federal Reserve reducing interest rates a total of 175 basis points during the 12-month period ended September 30, 2009.  The net interest margin would have decreased to a much greater extent except for the Company’s efforts to mitigate the impact of falling interest rates through the use of interest rate floors on variable priced loans and lowering of deposit rates.

Average earning assets for the nine months ended September 30, 2009 were $296 million compared to $273 million for the same period in 2008, an increase of $23 million or 8% that resulted primarily from increased volume of average loans.  Average loans for the nine months ended September 30, 2009 increased by $22 million or 10% to $238 million from $216 million for the comparable 2008 period.  Total loans increased by $8 million or 4% to $235 million from $227 million at December 31, 2008 and increased $10 million or 5% from September 30, 2008.

Average deposits for the nine months ended September 30, 2009 were $269 million compared to $241 million for the same period in 2008, an increase of $28 million or 12%.Total deposits were $295 million at September 30, 2009, a $38 million or 15% increase from December 31, 2008, and a $36 million or 14% increase from September 30, 2008.  The amount of brokered time deposits included in total deposits at September 30, 2009, December 31, 2008 and September 30, 2008 were $29.2 million, $15.9 million, and $19.1 million, respectively.  The Company presently utilizes brokered deposits to lessen any negative impact on its net interest margin should we experience a rising interest rate scenario.  Most of the brokered deposits on the balance sheet at September 30, 2009 were obtained in mid-2009, have maturities ranging from three to five years and are callable after six months.

The allowance for loan losses totaled $5.1 million or 2.1% of total loans at September 30, 2009 compared to $3.2 million or 1.4% at December 31, 2008 and $2.8 million or 1.3% of total loans at September 30, 2008.

Loan loss provisions totaling $2.0 million and $1.2 million were recorded during the nine-month periods ended September 30, 2009 and 2008, respectively.  Loan loss provisions totaling $600,000 and $400,000 were recorded during the three-month periods ended September 30, 2009 and 2008, respectively.  Management determined the level of allowance for loan losses and the third quarter loss provision after careful consideration of current economic conditions and risk exposures in the Company’s loan portfolio.  As of September 30, 2009, December 31, 2008 and September 30, 2008, impaired loans totaled $13 million, $5 million and $3 million, respectively. The portion of the allowance for loan losses relating to specific impaired loans was $1.6 million at September 30, 2009 compared to $425,000 at December 31, 2008 and $506,000 at September 30, 2008.

The Company recorded $173,000 in net charge-off during the nine months ended September 30, 2009 and $117,000 in net charge-offs during the same period of 2008.  The 2009 charge-offs pertained to the acquisition through foreclosure of two properties both of which were sold during the second quarter.  At September 30, 2009 and December 31, 2008, the Company had no real estate owned acquired through foreclosure.  There were no loan charge-offs during the third quarter of 2009.

The Company had $7.5 million in non-performing assets at September 30, 2009 which represented 3.17% of total loans.  Non-performing assets at September 30, 2009 were comprised of ten nonaccrual loans.  The Company had $3.0 million in non-performing assets at September 30, 2008 which represented 1.29% of total loans, and $4.9 million in non-performing assets at December 31, 2008, which represented 2.2% of total loans.  Non-performing assets increased during 2009 due primarily to one commercial real estate relationship that was transferred to nonaccrual status during the second quarter of 2009.

Non-interest income for the three- and nine-month periods ended September 30, 2009 was $508,000 and $1.5 million, respectively, compared to $312,000 and $992,000 for the same periods of 2008.  The $480,000 increase for the nine-month period primarily resulted from $317,000 in officer life insurance benefits and $169,000 gain on sale of investment securities; neither item was present in 2008 non-interest income.  Non-interest income also increased during the nine months ended September 30, 2009 by $39,000 as the result of greater fee services charged on deposit accounts; however, this was offset by reduced dividend income on the Company’s investment in the Federal Home Loan Bank of San Francisco and other factors.

Non-interest expense for the three-and nine-month periods ended September 30, 2009 was $2.4 million and $7.2 million, respectively, compared to $2.3 million and $6.8 million for the same respective periods of 2008.  The $377,000 or 6% increase in non-interest expense for the year to date period was due to higher Federal Deposit Insurance Corporation premiums and increased occupancy and equipment costs.  In addition to charging higher premiums, the FDIC collected an emergency special assessment of $141,000 in the 2009 period.  This assessment was accrued into expense in the first half of the year and paid on September 30, 2009.  Employee costs for the nine-month period ended September 30, 2009 were lower than the prior year period due to wage restrictions imposed by management and lower incentive compensation.

The total risk-based capital ratio for the Company was 16.6% at September 30, 2009 compared to 13.7% at September 30, 2008.  Valley Business Bank’s total risk-based capital ratio was 16.6% at September 30, 2009 compared to 13.6% at September 30, 2008.  The capital ratios increased due to the issuance $7.7 million in preferred stock to the United States Treasury under the Troubled Asset Relief Program’s Capital Purchase Program.

Valley Commerce Bancorp had 2,608,317 shares of common stock outstanding at September 30, 2009.  The book value per common share was $12.17 at September 30, 2009, compared to $11.18 at September 30, 2008.  The increase in book value was primarily attributable to the retention of earnings during the 12-month period ended September 30, 2009.  All per share calculations stated above have been adjusted for the 5% stock dividend issued in June 2009.

OTHER INFORMATION:  Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP.  Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California, and has branch offices in Woodlake and Tipton, California.  Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS:  In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments.  Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations.  The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of September 30,		As of December 31,
	2009	2008	2008	2007
Assets
Cash and Due from Banks	$48,311	$8,124	$8,756	$9,297
Federal Funds Sold	-	15,150	13,390	-
Available-for-Sale Investment Securities	40,772	41,960	42,018	56,615
Loans (net)	235,135	224,947	226,697	199,514
Bank Premises and Equipment (net)	7,553	4,075	3,975	3,037
Cash Surrender Value of Bank Owned Life Insurance	6,286	6,375	6,422	6,185
Other Assets	5,578	5,395	4,841	4,433
TOTAL ASSETS	$343,635	$306,026	$306,099	$279,081

Liabilities & Equity
Non-Interest Bearing Deposits	$66,707	$65,898	$77,406	$66,993
Interest Bearing Deposits	121,839	90,207	87,738	86,277
Time Deposits	106,309	102,388	92,180	62,116
Total Deposits	294,855	258,493	257,324	215,386
Short-Term Debt	-	8,000	8,000	21,804
Long-Term Debt	3,719	5,488	5,184	8,146
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	2,513	2,058	2,358	1,779
Total Liabilities	304,180	277,132	275,959	250,208
Shareholders’ Equity	39,455	28,894	30,140	28,873
TOTAL LIABILITIES & EQUITY	$343,635	$306,026	$306,099	$279,081

Condensed Consolidated Statement of Income (in Thousands except share data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Interest Income	$4,366	$4,503	$12,771	$13,407
Interest Expense	987	1,489	3,140	4,337
NET INTEREST INCOME	3,379	3,014	9,631	9,070
Provision for Loan Losses	600	400	2,000	1,200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,779	2,614	7,631	7,870
Non-interest Income	508	312	1,472	992
Non-interest Expenses	2,364	2,246	7,213	6,836
INCOME BEFORE INCOME TAXES	923	680	1,890	2,026
Provision for Income Taxes	303	202	391	594
NET INCOME	$620	$478	$1,499	$1,432
Dividends accrued and discount accreted on preferred shares	(96)	-	(258)	-
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$524	$478	$1,241	$1,432
EARNINGS PER SHARE - BASIC*	$0.20	$0.18	$0.48	$0.55
EARNINGS PER SHARE – DILUTED*	$0.20	$0.18	$0.48	$0.54
SHARES OUTSTANDING – END OF PERIOD*	2,608,317	2,583,700	2,608,317	2,583,700
*All share and earnings per share data have been restated for the 5% stock dividend issued in June 2009.